As filed with the Securities and Exchange Commission on June 28, 2016

Registration No. 333-212185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	47-2040396
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1401 17th Street, Suite 1000

Denver, CO 80202

(720) 441-5515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George S. Glyphis

Chief Financial Officer

1401 17th Street, Suite 1000

Denver, CO 80202

(720) 441-5515

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams Christopher G. Schmitt Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Gerald M. Spedale Andrew J. Ericksen Baker Botts L.L.P. One Shell Plaza 901 Louisiana St. Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-212185) is filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		*
NASDAQ listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, we intend to enter into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Prior to the closing of this offering, based on the assumed initial public offering price of $         per share of common stock (the midpoint of the price range set forth on the cover of this prospectus), we will issue shares of our common stock to the members of Centennial Resource Production, LLC in connection with our corporate reorganization. The shares of our common stock described in this Item 15 will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as sales by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Description
*1.1		Form of Underwriting Agreement
**3.1		Certificate of Incorporation of Centennial Resource Development, Inc.
3.2		Form of Amended and Restated Certificate of Incorporation of Centennial Resource Development, Inc.
**3.3		Bylaws of Centennial Resource Development, Inc.
3.4		Form of Amended and Restated Bylaws of Centennial Resource Development, Inc.
4.1		Form of Common Stock Certificate
4.2		Form of Registration Rights Agreement among Centennial Resource Development, Inc., Centennial Resource Development, LLC, Celero Energy Company, LP and NGP Centennial Follow-On LLC
4.3		Form of Voting Agreement among Centennial Resource Development, Inc., Centennial Resource Development LLC and Celero Energy Company, LP
5.1		Form of opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
**10.1		Amended and Restated Credit Agreement, dated as of October 15, 2014, among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto
**10.2		First Amendment to Amended and Restated Credit Agreement, dated as of May 6, 2015, among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and guarantors party thereto
10.3	†	Form of Centennial Resource Development, Inc. 2016 Long Term Incentive Plan
10.4	†	Form of Restricted Stock Agreement
10.5		Form of Indemnification Agreement between Centennial Resource Development, Inc. and each of the directors and officers thereof
10.6		Form of Second Amended and Restated Limited Liability Company Agreement of Centennial Resource Development, LLC
*10.7		Form of Master Contribution Agreement among Centennial Resource Development, Inc., Centennial Resource Development, LLC, Celero Energy Company, LP and NGP Centennial Follow-On LLC
21.1		Subsidiaries of Centennial Resource Development, Inc.
23.1		Consent of KPMG LLP
23.2		Consent of KPMG LLP
23.3		Consent of Netherland, Sewell & Associates, Inc.
23.4		Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)
**24.1		Power of Attorney (included on the signature page of this Registration Statement)
**99.1		Netherland, Sewell & Associates, Inc., Summary of Reserves at December 31, 2014
**99.2		Netherland, Sewell & Associates, Inc., Summary of Reserves at December 31, 2015

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 28, 2016.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	*
Name:	Ward Polzin
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2016
Ward Polzin

/s/ George Glyphis	Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2016
George Glyphis

*	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 28, 2016
Jamie Wheat

*	Director	June 28, 2016
Chris Carter

*	Director	June 28, 2016
David Hayes

*	Director	June 28, 2016
Christopher Ray

Director
Martin Sumner

*	Director	June 28, 2016
Tony Weber

*By:	/s/ George Glyphis
George Glyphis Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

*1.1	Form of Underwriting Agreement

**3.1	Certificate of Incorporation of Centennial Resource Development, Inc.

3.2	Form of Amended and Restated Certificate of Incorporation of Centennial Resource Development, Inc.

**3.3	Bylaws of Centennial Resource Development, Inc.

3.4	Form of Amended and Restated Bylaws of Centennial Resource Development, Inc.

4.1	Form of Common Stock Certificate

4.2	Form of Registration Rights Agreement among Centennial Resource Development, Inc., Centennial Resource Development, LLC, Celero Energy Company, LP and NGP Centennial Follow-On LLC

4.3	Form of Voting Agreement among Centennial Resource Development, Inc., Centennial Resource Development, LLC and Celero Energy Company, LP

5.1	Form of opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

**10.1	Amended and Restated Credit Agreement, dated as of October 15, 2014, among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto

**10.2	First Amendment to Amended and Restated Credit Agreement, dated as of May 6, 2015, among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and guarantors party thereto

10.3†	Form of Centennial Resource Development, Inc. 2016 Long Term Incentive Plan

10.4†	Form of Restricted Stock Agreement

10.5	Form of Indemnification Agreement between Centennial Resource Development, Inc. and each of the directors and officers thereof

10.6	Form of Second Amended and Restated Limited Liability Company Agreement of Centennial Resource Development, LLC

*10.7	Form of Master Contribution Agreement among Centennial Resource Development, Inc., Centennial Resource Development, LLC, Celero Energy Company, LP and NGP Centennial Follow-On LLC

21.1	Subsidiaries of Centennial Resource Development, Inc.

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

**24.1	Power of Attorney (included on the signature page of this Registration Statement)

**99.1	Netherland, Sewell & Associates, Inc., Summary of Reserves at December 31, 2014

**99.2	Netherland, Sewell & Associates, Inc., Summary of Reserves at December 31, 2015

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.